Exhibit 3.1 -- Articles of Incorporation as Amended (transcribed for originals on file with Secretary of State)

(State of Maine certification)

DOMESTIC BUSINESS CORPORATION STATE OF MAINE ARTICLES OF AMENDMENT	File No. 19841105 D Pages 2 Fee Paid $50 DCN 2090091500032 AMEN ----FILED---------------- 01/09/2009

Bar Harbor Bankshares (Name of Corporation)

Pursuant to 13-C-MRSA Section 1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST:	The text of the amendment or the information required by 13-C MRSA Section 121.10.E as set forth in Exhibit A attached, was adoped on (date) January 7, 2009

The amendment was duty approved as follows: ("X" one box only.)

____  by the incorporators -- shareholder approval was not required OR
____  by the board of directors -- shareholder approval was not required OR
  X     by the shareholders in the manner required by this Act and by the articles of incorporation.

SECOND:	If the amendement provides for an excahnge, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit ____ or as follows:

THIRD:	The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is Filing Date.

DATED:	*By	/s/ Joseph M. Murphy
(signature of any duly authorized person)

Joseph M. Murphy, President
(type or print name and capacity)

FORM NO. MBCA-9 (1 of 1) Rev. 8/1/2004

Exhibit A

Articles of Amendment

Of

Bar Harbor Bankshares

FIFTH: The capital stock of the corporation shall be designated as follows:

            (a)  Common Stock.  The corporation shall have the authority to issue 10,000,000 shares of common stock, par value $2.00 per share.

            (b)  Preferred Stock.

                    (1)   The corporation shall have authority to issue up to 1,000,000 shares of preferred stock, no par value. The shares of preferred stock of the corporation may be issued from time to time in one or more classes or series, the shares of each class or series to have such voting powers, full or limited, or no voting powers, and such designation, preferences, rights, poweres, including voting poweres (or qualifications, limitations, or restrictions thereof) as are stated in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as provided in Paragraph (b)(2) of this Fifth Article.

                    (2)   Authority is granted to the Board of Directors of the corporation, subject to the provisions of this Fifth Article and to the limitations prescribed by the Maine Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class of preferred stock and with respect to each such class or series to fix by resolution or resolutions the voting powers, full or limited, if any, of the shares of such class or series to determine and fix by resolution or resolutions the designations, preferences, rights, powers, including voting powers (or qualifications, limitations, or restrictions thereof) of such shares. This paragraph is intended to afford the Board of Directors the maximum authority permitted under Section 602 of Title 13-C: Maine Business Corporation Act.

Filing Fee $50.00 plus fee 19841105 D 01 19 1984 19100000100010 ART 1	STATE OF MAINE ARTICLES OF INCORPORATION OF	For Use by the Secretary of State
FILED

January 9, 1984

_____________________
Deputy Secretary of Sate
______________________________
A True Copy When Attested
By Signature

__________________________
Deputy Secretary of State

Fee Paid $200 - $50 C.8 _________ Date 1 - 25 - 84	BAR HARBOR BANKSHARES

            Pursuant to 13A MRSA Section 403, the undersigned, acting as incorporation(s) of a corporation, adopt(s) the following Articles of Incorporation:

FIRST:	The name of the corporation is	Bar Harbor Bankshares

	and it is located in Maine, at	Bar Harbor

SECOND:	The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:

Name:	Sheldon F. Goldthwait, Jr.

Street & Number:	82 Main Street

City	Bar Harobr	, Maine	04609
			(Zip Code)
	THIRD:	("X" one box only)

X	a.	The number of directors constituting the initial board of directors of the corporation is 18 (See Section 703.1.A.)
	b.	If the initial directors have been selected, the names and addresses of the persons who are to serve as directors until the first annutal meeting of the shareholders or until their successors are elected and shall qualify are:

Name	Address

___		There shall be no directors initially; the shares of the corporation will not be sold to more than twenty (20) persons; the business of the corporiation will be managed by the shareholders. (See Section 703.1.B.)

	FOURTH:	("X" one box only)

The board of directors is X is not ___ authorized to increase or decrease the number of directors.

If the board is so authorized, the minimum number, if any, shall be 9 directors (See Section 703.1.A.) and the maximum number, if any, shall be 27 directors.

FIFTH:	("X" one box only)

X	There shall be only one class of shares, viz. Common Par value of each share (if none, so state) $10 Number of shares authorized 200,000

____	There shall be two or more classes of shares.

The information required by Section 403 concerning each such class is set out as Exhibit ______________ attached hereto and made a part hereof.

SUMMARY

The aggregate par value of all authorized shares (of all classes) having a par value is $        2,000,000          .

The total number of authorized shares (of all classes) without par value is __________________ shares.

SIXTH:	("X" one box only)

Meetings of the shareholders may ____ may not X be held outside the State of Maine.
SEVENTH:	("X" one box only) There are no preemptive rights. X

EIGHTH:	Other provisions of these articles, if any including provisions for the regulation of the internal affairs of the corporation, are set out in Exhibit __________ attached hereto and made a part hereof.

Dated: January 18, 1984

            INCORPORATORS                                                                                     RESIDENCE ADDRESSES

             /s/ Robert H. Avery                                                     Street: Shannon Way

          Robert H. Avery                                                                       Bar Harbor, Maine   04609

19841105 D 07 01 1985 19100000100006 CLRO	STATE OF MAINE CHANGE OF CLERK or REGISTERED OFFICEor BOTH	For Use by the Secretary of State
FILED

July 1, 1986

_____________________
Deputy Secretary of Sate
______________________________
A True Copy When Attested
By Signature

__________________________
Deputy Secretary of State

Fee Paid $5.00 C.8 _________ Date SEP 15 1986	Pursant to 13-A MSRA Section 404 the undersigned corporation advises you of the following change(s)

        FIRST:             The name and regiestered office of the clerk appearing on the record in Secretary of State's office:

                                        Sheldon F. Goldthwait, Jr., Clerk

                      82 Main Street c/o Bar Harbor Banking & Trust Company    Bar Harbor, Maine   04609
(street, city state and zip code)

        SECOND:         The name and registered office of its successor (new) cleark who must be a Maine resident _______________

                                       Marsha C. Sawyer

                      82 Main Street c/o Bar Harbor Banking & Trust Company    Bar Harbor, Maine   04609

        THIRD:             Upon a change in clerk this must be completed

                                (X)    Such change was authiorized by the board of directors and the power to make such change is not reserved to the shareholders by the articles in the bylaws.

                                (   )    Such change was authorized by the shareholders (Complete the following)

                                                    I certify that I have custody of the minutes showing the above action by the shareholders.

                                                                                                                    ____________________________________________
                                                                                                                    (signature of new clerk, secretary or assistant secretary)

Dated: July 1, 1986

                                                                                        BAR HARBOR BANKSHARES

                                                                                        By:   /s/ Johh P. Reeves

                                                                                                John P. Reeves, President

                                                                                       By:   /s/ Marsha C. Sawyer

                                                                                                Marsha C. Sawyer, Clerk

19841105 D 03 29 1989 19100000100005 STCK	STATE OF MAINE ARTICLES OF AMENDMENT	For Use by the Secretary of State
FILED

March 29, 1989

_____________________
Deputy Secretary of Sate
______________________________
A True Copy When Attested
By Signature

__________________________
Deputy Secretary of State

Fee Paid $200-$15 C.8 _________ Date APR 7 1989	Pursant to 13-A MSRA Sections 805 and 807, the undersigned corporation adopts these Articles of Amendment:

FIRST:	All outstanding shares were entitled to vote on the following amendment as one class.

SECOND:	The amendement set out in Exhibit A attached was adopted by the shareholders (Circle one) A at a meeting legally called and held on, OR October 4 , 1988 B By unanimous written consent on

THIRD:	Shares outstanding and entitled to vote and shares voted for and against said amendment were:

             Number of Shares Outstanding                    NUMBER                                  NUMBER
                     and Entitled to Vote                             Voted For                                Voted Against
                   120,000 outstanding                               117,941                                    183 Against
                   200,000 authorized                                                                                1876 abstaining

FOURTH:	If such amendment provides for exchange, reclassification or cancellation of issued shares, the manner in which this shall be effected is contained in Exhibit B attached if it is not set forth in the amendment itself.

FIFTH:	If the amendment changes the number or par values of authorized shares, the number of shares the corporation has autority to issue thereafter, is as follows:
Class                Series (If Any)               Number of Shares                Par Value (If Any)

Common
same                   same                             600,000 (auth)                   $10.00

The aggregate par value of all such shares (of all classes and series) having per value is $6,000,000.00
The total number of all such shares (of all classes and series) without par value is -0- shares.

SIXTH:	Address of the registered office in Maine: 82 Main Street, Bar Harbor, ME 04609

     MUST BE COMPLETED FOR VOTE
                OF SHAREHOLDERS

I certify that I have custody of the minutes showing the above action by the shareholders.

/s/ Marsha C. Sawyer
(Signature of clerk, secretary or asst. secretary)

Bar Harbor Bankshares (Name of Corporation) By: /s/ Marsha C. Sawyer Marsha C. Sawyer, Clerk By: /s/ John P. Reeves John P. Reeves, President

Dated: February 22, 1989

EXHIBIT A

Voted to change the authorized capital stock from 200,000 Shares Common $10.00 Par value having a total of $2,000,000. to be increase to 600,000 Shares Common $10.00 Par value having a total of $6,000,000.

DOMESTIC BUSINESS CORPORATION STATE OF MAINE ARTICLES OF AMENDMENT	File No. 19841105 D Pages 14 Fee Paid $50 DCN 2090141400036 AMEN ----FILED---------------- 01/14/2009

Bar Harbor Bankshares (Name of Corporation)

Pursuant to 13-C-MRSA Section 1006, the undersigned corporation executes and delivers the following Articles of Amendment:

FIRST:	The text of the amendment or the information required by 13-C MRSA Section 121.10.E as set forth in Exhibit A attached, was adoped on (date) December 16, 2008

The amendment was duty approved as follows: ("X" one box only.)

____  by the incorporators -- shareholder approval was not required OR
  X     by the board of directors -- shareholder approval was not required OR by the shareholders in the manner required by this Act and by the articles of incorporation.

SECOND:	If the amendement provides for an excahnge, reclassification or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are set forth in Exhibit ____ or as follows:

THIRD:	The effective date of the articles of amendment (if other than the date of filing of the articles of amendment) is Filing Date.

DATED:	January 12, 2009	*By	/s/ Joseph M. Murphy
(signature of any duly authorized person)

Joseph M. Murphy, President and CEO
(type or print name and capacity)

FORM NO. MBCA-9 (1 of 1) Rev. 8/1/2004

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

BAR HARBOR BANKSHARES

            BAR HARBOR BANKSHARES, a corporation organized and existing under the laws of the State of Maine (the "Corporation"), in accordance with the provisions of Section 602 of Title 13C: Maine Business corporation Act thereof, does hereby certify:

            The board of directors of the Corporation (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Corporation and applicable law, adopted the following resolution on December 16, 2008 creating a series of 18,751 shares of Preferred Stock of the Corporation designated as "Fixed Rate Cumulative Perpetual Stock, Series A".

            RESOLVED, that pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

            Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Fixed Rate Cumulative Perpetual Preferred Stock, Series A" (the "Designated Preferred Stock"). The authorized number of shares of Designated Preferred Stock shall be 18,751.

            Part 2. Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

            Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

            (a)  "Common Stock" means the common stock, par value $2.00 per share, of the Corporation.

            (b)  "Dividend Payment Date" means February 15, May 15, August 15 and November 15 of each year.

            (c)  "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock to divident rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

            (d)  "Liquidation Amount" means $1,000 per share of Designated Preferred Stock.

            (e)  "Minimum Amount" means $4,687,750.

            (f)  "Parity Stock" means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

            (g)  "Signing Date" means Original Issue Date.

            Part 4. Certain Voting Matters.  Holders of shares of Designated Preferred Stock will be entitled to one vote for each share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

(Remainder of Page Intentionally Left Blank)

            IN WITNESS WHEREOF, Bar Harbor Bankshares has caused this Certificate of Designations to be signed by Joseph M. Murphy, its President and Chief Executive Officer, this 12th day of January 2009.

                                                                                    BAR HARBOR BANKSHARES

                                                                                    By: /s/ Joseph M. Murphy
                                                                                    Name: Joseph M. Murphy
                                                                                    Title: President and Chief Executive Officer

ANNEX A

STANDARD PROVISIONS

            Section 1. General Matters. Each share of Designated Preferred Stock shall be identified in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equlaly with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or widnding up of the Corporation.

            Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

            (a)  "Applicable Dividend Rate" means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

            (b) "Appropriate Federal Banking Agency" means the "appropriate Federal banking agency" with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

            (c)  "Business Combination" means a merger, consolidation, statutory  share exchange or similar transaction that requires the approval of the Corporation's stockholders.

            (d)  "Business Day" means any day except Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental actions to close.

            (e)  "Bylaws" means the bylaws of the Corporation, as they may be amended from time to time.

            (f)  "Certificate of Designation" means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

            (g)  "Charter" means the Corporation's certificate or articles of incorporation, articles of association, or similar organizational document.

            (h)  "Dividend Period" has the meaining set forth in Section 3(a).

            (i)  "Dividend Record Date" has the meaning set forth in Section 3(a).

            (j)  "Liquidation Period" has the meaning set forth in Section 4(a).

            (k)  "Original Issue Date" means the date on which shares of Designated Preferred Stock are first issued.

            (l)  "Preferred Director" has the meaning set forth in Section 7(b).

            (m)  "Preferred Stock" means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

            (n)  "Qualified Equity Offering" means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier I capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation's Appropriate Federal Banking Agency (other than any such sales and issuances made pursutant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

            (o)  "Share Dilution Amount" has the meaning set forth in Section 3(b).

            (p)  "Standard Provisions" means these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

            (q)  "Successor Preferred Stock" has the meaining set forth in Section 5(a).

            (r)  "Voting Parity Stock" means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

            Section 3. Dividends.

            (a)  Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Divident Payment Date to, but excluding, the next Dividend Payment Date is a "Dividend Period" provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

            Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

            Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Any such day that is a Dividend Record Date shall be a Divident Record Date whether or not such day is a Business Day.

            Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

            (b)  Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in chares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of parity Stock, and no Common Stock, Junior Stock or parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all pst Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are comtemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connectio with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no even exceed the Share Dilution Amount; (ii) purchase or other acquisitons by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stablization or customer facilitiation transactions in Juinor Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders' rights plan or any redemption or repurchase of rights pursuant to any stockholder's rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as traustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractural agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. "Share Dilution Amount" means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation's consolidated financial statements most recently filed with the Securites and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

            When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a divident payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the prespective amounts of such dividends declared shall bear the same ratio to each other as all accruded and unpaid dividends per share on the shares of  Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

            Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

            Section 4. Liquidation Rights.

            (a)  Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the "Liquidation Preference").

            (b)  Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

            (c)  Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

            (d)  Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securites or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

            Section 5. Redemption.

            (a)  Optional Redemption. Except as provided below the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidition Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

            Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Businss Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the "Minimum Amount" as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the "Successor Preferred Stock") in connection with the Troubled Asseet Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (any any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

            The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment as provided in Section 3 above.

            (b)  No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemtion or repurchase of any shares of Designated Preferred Stock.

            (c)  Notice of Redemption.  Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

            (d)  Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

            (e)  Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redeption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

            (f)  Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

           Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

            Section 7. Voting Rights.

            (a)  General.   The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

            (b)  Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at the Corporation's next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which times such rights shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majroty of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then excercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

            (c)  Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

            (i) Authorization of Senior Stock. Any amendement or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increast the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

             (ii)  Amendement of Designated Preferred Stock. Any amendement, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherside) so as the adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

            (iii)  Share Exhanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or concolidation with resepect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entitity or its ultimate parent, and (y) such shares remaining outstanding or such preference securites, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such cosummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securites convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

            (d)  Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

            (e)  Procedures for Voting and Consent. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other spect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securites exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

            Section 8.   Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawufl owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

            Section 9.   Notices.  All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or By laws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

            Section 10.   No Preemptive Rights. No share of Designated Preferred Stock shall have any rights or premption whatsoever as to any secutiries of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

            Section 11.   Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder's expense upon surrenter of that certificate to the Corporation. The Corporation shall replace certiciates that become destroyed, stolen or lost at the holder's expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

            Section 12.   Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

File No. 19841105 D Pages 2 Fee Paid $ 2,135.00 DCN 195233120001G STCK	STATE OF MAINE ARTICLES OF AMENDMENT (Amendement by Shareholders Voting as One Class)	For Use by the Secretary of State
FILED

08/17/1995

                /s/
Deputy Secretary of Sate
______________________________
A True Copy When Attested
By Signature

__________________________
Deputy Secretary of State

For Use by the Secretary of State File No. Fee Paid C.B. _________ Date	Pursant to 13-A MSRA Sections 805 and 807, the undersigned corporation adopts these Articles of Amendment:

FIRST:	All outstanding shares were entitled to vote on the following amendment as one class.

SECOND:	The amendement set out in Exhibit A attached was adopted by the shareholders (Circle one) A at a meeting legally called and held on, OR July 11, , 1995 B By unanimous written consent on

THIRD:	Shares outstanding and entitled to vote and shares voted for and against said amendment were:

             Number of Shares Outstanding                    NUMBER                                  NUMBER
                     and Entitled to Vote                             Voted For                                Voted Against
                                                                                                                                       635 abstain
                   342,721                                                  293,169                                        3782 against

FOURTH:	If such amendment provides for exchange, reclassification or cancellation of issued shares, the manner in which this shall be effected is contained in Exhibit B attached if it is not set forth in the amendment itself.

FIFTH:	If the amendment changes the number or par values of authorized shares, the number of shares the corporation has autority to issue thereafter, is as follows:
Class                Series (If Any)               Number of Shares                Par Value (If Any)

Common                                                 10,000,000                            $2.00

The aggregate par value of all such shares (of all classes and series) having per value is $20,000,000
The total number of all such shares (of all classes and series) without par value is -0- shares.

SIXTH:	Address of the registered office in Maine: 82 Main Street, Bar Harbor, ME 04609

     MUST BE COMPLETED FOR VOTE
                OF SHAREHOLDERS

I certify that I have custody of the minutes showing the above action by the shareholders.

/s/ Marsha C. Sawyer
(Signature of clerk, secretary or asst. secretary)

Bar Harbor Bankshares (Name of Corporation) By: /s/ Virginia M. Vendrell Virginia M. Vendrell, Treasurer & CFO By: /s/ Sheldon F. Goldthwait, Jr Sheldon F. Goldthwait, Jr., CEO & Pres

  Dated:  July 14, 1995                                                                                                 /s/Marsha C. Sawyer, Clerk

Exhibit A

Voted to change the authorized capital stock from 600,000 shares common with $10.00 par value to 10,000,000 shares with a $2.00 par value.